NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. REPORTS PROFITABLE SECOND QUARTER AND THIRD CONSECUTIVE QUARTER OF POSITIVE SAME-RESTAURANT GUEST TRAFFIC

MARYVILLE, TN – January 6, 2010 – Ruby Tuesday, Inc. today reported diluted earnings per share of $0.01 on net income of $0.4 million for the Company’s second quarter of fiscal 2010, which ended on December 1, 2009.  This compares to a loss of $0.73 per diluted share on a net loss of $37.4 million for the second quarter of the prior year.  Included in the second quarter fiscal 2009 loss were pretax charges of $56.1 million, or $0.71 per diluted share after tax for restructuring the Company’s property portfolio and the write-off of its goodwill.

Same-restaurant sales at Company-operated restaurants declined 1.7% and those for domestic franchised restaurants decreased 4.7% in the second quarter compared to the same quarter of the prior year.  Second quarter same-restaurant guest traffic at Company-owned restaurants increased year-over-year, continuing the positive momentum of the prior two quarters.

Sandy Beall, Founder and CEO, commented on the results, saying, “In an environment that remains challenging, we are pleased that the momentum we established over the prior several quarters through our marketing strategies, cost savings initiatives, and store-level operations continued in the second quarter and is resulting in a stronger business, substantial free cash flow, and significant debt reduction.  Highlights from our second quarter results include:

•	Same-restaurant sales were down 1.7%;
•	Same-restaurant guest traffic was up 1.8%, the third consecutive quarter of year-to-year increases;
•	Debt was reduced another $21 million during the quarter, bringing the year-to-date total reduction to $128 million.

Ruby Tuesday, Inc.
News Release
January 6, 2010
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“As we enter the second half of our fiscal year, we continue to make solid progress on the goals that we outlined at the beginning of the year.  Our first objective is to get guests in seats.  We have increased restaurant traffic which ultimately should lead to increased sales.  The focus on our second goal, maximizing cash flow and reducing debt, has resulted in a stronger balance sheet.  We have paid down approximately $240 million of debt over the past 18 months, closed underperforming restaurants, and focused on reducing costs without affecting the guest experience.  Our third goal is to further strengthen and differentiate our brand through quality and by remaining true to our core operating strategies:  Uncompromising Freshness and Quality; Gracious Hospitality; a Fresh Taste, Fresh Place ; and Compelling Value.  To meet these objectives, we debuted a new menu in November featuring a number of new items including several lobster offerings, a variety of premium salads that complement our Garden Bar, and a new quesadilla category.  A special 4-course Sunday brunch menu was also introduced that, along with other actions, further differentiates the Ruby Tuesday brand.  We are confident in these strategies and will continue to focus on them.”

Other highlights for the 13-week second quarter included:

•	Total revenue decreased 5.6% from the same period of the prior year primarily because of 43 fewer restaurants in operation and the decrease in same-restaurant sales.
•	The Company did not open or close any restaurants during the quarter.
•	Domestic and international franchisees opened three and closed three restaurants.
•
Sales at domestic and international franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise revenue on the Company’s statement of operations) totaled $88.5 million and $90.7 million for the second quarters of fiscal 2010 and 2009, respectively.

•	Total capital expenditures were $6.0 million.
•	The Company had approximately 64 million shares of common stock outstanding at the end of the quarter.

Fiscal Year 2010 Guidance

Ruby Tuesday, Inc.
News Release
January 6, 2010
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•
New restaurant development – No new Company-owned Ruby Tuesday restaurants will be opened and 12-13 are projected to close in the second half of fiscal 2010 as part of our previously announced plan to close 30 restaurants over time when their leases expire.  We project our franchisees will open 3 restaurants in the second half, 1 of which will be international.

•	Same-restaurant sales – We estimate same-restaurant sales for the year for Company-owned restaurants will be in the range of down 1% to 3%.
•
Restaurant operating margins are anticipated to be down primarily reflecting the impact of our marketing strategy of emphasizing Compelling Value on food costs as a percentage of sales and some loss of leverage from the anticipated decline in same-restaurant sales.  The cost of comparable food products is expected to remain favorable compared with the prior year.

•
Other expenses – Depreciation is projected in the $62-65 million range and selling, general, and administrative expenses are targeted to be down approximately 10% from a year earlier.  Interest expense is projected to be $16-18 million and the tax rate is estimated to be 10-20%.  Fully diluted weighted average shares outstanding are estimated to be approximately 62 million for the year.

•	Diluted earnings per share for the year are projected to be in the $0.50-0.60 range.
•	Debt pay down is estimated to total $178-188 million for the full year.
•	Capital expenditures for the year are estimated to be $18-20 million.

In closing, Mr. Beall said, “We are pleased with our second quarter results, given the uncertain economic and industry environment, and our ability to lower our cost structure and generate substantial free cash flow.  Thanks to the hard work of our teams, we have more guests coming in to our restaurants and experiencing our fresh food, gracious hospitality, and fresh new look.  We will continue to focus on operating great restaurants and executing on our mission: to consistently deliver a memorable, high quality casual dining experience with compelling value.”

Ruby Tuesday, Inc.
News Release
January 6, 2010
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Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 46 states, the District of Columbia, Guam, and 14 foreign countries.  As of December 1, 2009, the Company owned and operated 670 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii) operated 171 and 55 restaurants, respectively.  For more information on Ruby Tuesday, please visit our company website at www.rubytuesday.com.  Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol:  RT).

For more information, contact:
Steve Rockwell                                                                           Phone:  865-379-5700

The Company will host a conference call, which will be a live web-cast, this afternoon at 5:00 p.m. Eastern Time.   The call will be available live at the following websites:

http://www.rubytuesday.com
http://www.earnings.com

Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements, which represent our expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayments of debt, availability of financing on terms attractive to the Company, payment of dividends, stock repurchases, and restaurant and franchise acquisitions and refranchises.  We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements (such statements include, but are not limited to, statements relating to cost savings that we estimate may result from any programs we implement, our estimates of future capital spending and free cash flow, and our targets for annual growth in same-restaurant sales and average annual sales per restaurant), including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our guests’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; laws and regulations affecting labor and employee benefit costs, including further potential increases in state and federally mandated minimum wages; guests’ acceptance of changes in menu items; guests’ acceptance of our development prototypes and remodeled restaurants; mall-traffic trends; changes in the availability and cost of capital; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory; our ability to attract qualified managers, franchisees and team members; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; and significant fluctuations in energy prices.

Ruby Tuesday, Inc.
News Release
January 6, 2010
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RUBY TUESDAY, INC.

Financial Results For the Second Quarter of Fiscal Year 2010
(Amounts in thousands except per share amounts)

	13 Weeks		13 Weeks			26 Weeks		26 Weeks
	Ended		Ended			Ended		Ended
	December 1,	Percent	December 2,	Percent	Percent	December 1,	Percent	December 2,	Percent	Percent
	2009	of Revenue	2008	of Revenue	Change	2009	of Revenue	2008	of Revenue	Change

Revenue:
Restaurant sales and operating revenue	$ 271,882	99.4	$ 287,697	99.3		$ 571,183	99.5	$ 608,913	99.2
Franchise revenue	1,582	0.6	2,081	0.7		2,893	0.5	4,866	0.8
Total revenue	273,464	100.0	289,778	100.0	(5.6)	574,076	100.0	613,779	100.0	(6.5)

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	78,555	28.9	78,847	27.4		168,882	29.6	166,478	27.3
Payroll and related costs	95,784	35.2	105,239	36.6		196,243	34.4	215,037	35.3
Other restaurant operating costs	60,323	22.2	64,846	22.5		121,200	21.2	133,457	21.9
Depreciation and amortization	16,285	6.0	19,326	6.7		32,566	5.7	39,455	6.5
(as a percent of Total revenue)
Selling, general and administrative, net	16,388	6.0	24,815	8.6		35,408	6.2	51,075	8.3
Closures and impairments	(52)	0.0	37,174	12.8		538	0.1	39,083	6.4
Goodwill impairment	0	0.0	18,957	6.5		0	0.0	18,957	3.1
Equity in losses of unconsolidated franchises	760	0.3	577	0.2		988	0.2	78	0.0
Total operating costs and expenses	268,043		349,781			555,825		663,620

Earnings/(Loss) before Interest and Taxes	5,421	2.0	(60,003)	(20.7)	109.0	18,251	3.2	(49,841)	(8.1)	136.6

Interest expense, net	4,601	1.7	9,888	3.4		9,989	1.7	19,688	3.2

Pre-tax Profit/(Loss)	820	0.3	(69,891)	(24.1)	101.2	8,262	1.4	(69,529)	(11.3)	111.9

Provision for income taxes	389	0.1	(32,472)	(11.2)		1,687	0.3	(32,395)	(5.2)

Net Income/(Loss)	$ 431	0.2	$ (37,419)	(12.9)	101.2	$ 6,575	1.1	$ (37,134)	(6.1)	117.7

Earnings/(Loss) Per Share:
Basic	$ 0.01		$ (0.73)		101.4	$ 0.11		$ (0.72)		115.3
Diluted	$ 0.01		$ (0.73)		101.4	$ 0.11		$ (0.72)		115.3

Shares:
Basic	63,319		51,395			59,723		51,388
Diluted	63,482		51,395			59,889		51,388

Ruby Tuesday, Inc.
News Release
January 6, 2010
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RUBY TUESDAY, INC.

Financial Results For the Second Quarter
of Fiscal Year 2010
(Amounts in thousands)

	December 1,	June 2,
CONDENSED BALANCE SHEETS	2009	2009
Assets
Cash and Short-Term Investments	$6,043	$9,760
Accounts and Notes Receivable	12,705	8,095
Inventories	24,675	21,025
Income Tax Receivable	2,845	8,632
Deferred Income Taxes	13,918	15,918
Assets Held for Sale	8,748	16,120
Prepaid Rent and Other Expenses	12,267	13,423

Total Current Assets	81,201	92,973

Property and Equipment, Net	966,135	985,099
Notes Receivable, Net	447	713
Other Assets	45,976	45,411

Total Assets	$1,093,759	$1,124,196

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$14,624	$16,841
Other Current Liabilities	97,084	97,158
Long-Term Debt, including Capital Leases	350,835	476,566
Deferred Income Taxes	30,698	20,706
Deferred Escalating Minimum Rents	41,889	41,010
Other Deferred Liabilities	56,965	55,549

Total Liabilities	592,095	707,830

Shareholders' Equity	501,664	416,366

Total Liabilities and
Shareholders' Equity	$1,093,759	$1,124,196